UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 23, 2013 (July 19, 2013)

American Realty Capital Global Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-177563	45-2771978
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Thames Water Utilities Office Building

On July 19, 2013, following the completion of its due diligence review of a Thames Water Utilities office building located in Swindon, United Kingdom, American Realty Capital Global Trust, Inc. (“the Company”) finalized the prerequisite conditions to acquire, and subsequently acquired, the fee simple interest in the property on that same date. Pursuant to the terms of the purchase and sale agreement dated July 10, 2013, the Company’s obligation to close upon the acquisition was subject to the satisfactory completion of a due diligence review of the property, among other conditions. The purchase and sale agreement contains customary representations and warranties by the seller.

The description of the Thames Water Utilities office building located in Swindon, United Kingdom set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 in its entirety.

Additionally, the description of the Loan (as defined below) contained in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 in its entirety.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On July 19, 2013, the Company, through an indirect wholly owned subsidiary of its operating partnership, closed the acquisition of the fee simple interest in a Thames Water Utilities office building located in Swindon, United Kingdom for a contract purchase price of $18.2 million (based upon an exchange rate of $1.52 to £1.00, as of the date of acquisition). The sellers, PDPF GP Limited and Rega Limited, have no material relationship with the Company and the acquisition was not an affiliated transaction.

The property contains 78,650 rentable square feet and is 100% leased to Thames Water Utilities Limited, a private utility company that provides public water supply and waste water treatment services in large parts of Greater London and certain other parts of the United Kingdom. The original lease has a 15-year term which commenced in August 2007 and expires in August 2022. Every five years, rent is adjusted to the greater of: (i) fair market value; and (ii) the equivalent of a 3% increase compounded annually every lease year. The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight line rental income is $1.9 million.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Santander Loan

On July 19, 2013, the Company, through an indirect wholly owned subsidiary of its operating partnership, entered into a loan agreement (the “Loan”) with Santander UK plc in the amount of $9.1 million (based upon an exchange rate of $1.52 to £1.00, as of the date of the acquisition). The Loan provides for quarterly interest payments with all principal outstanding being due on the maturity date in July 2018. The Loan bears interest at 4.06%, fixed by an interest rate swap.

The Loan may be prepaid at any time, in whole or in part, with breakage costs, if applicable. In the event of a default, the lender has the right to terminate its obligations under the Loan and to accelerate the payment on any unpaid principal amount of the Loan.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired (Lessee)

Set forth in this Item 9.01(a) are summary audited financial statements of Thames Water Utilities Limited, as described under Item 2.01 of this Current Report on Form 8-K.

Thames Water Utilities Limited currently posts its financial statements in annual reports on its website at www.thameswater.co.uk; the following summary audited financial data regarding Thames Water Utilities Limited are taken from such source:

	Fiscal Year Ended March 31,
(Amounts in Millions)	2013 (Audited)	2012 (Audited)	2011 (Audited)
Consolidated Condensed Statements of Income
Turnover	£1,791.9	£1,694.9	£1,623.1
Operating profit	549.3	643.9	600.2
Profit for the financial year	150.0	247.2	225.2

(Amounts in Millions)	March 31, 2013 (Audited)	March 31, 2012 (Audited)	March 31, 2011 (Audited)
Consolidated Condensed Balance Sheets
Total assets	£12,642.9	£12,083.0	£11,419.8
Creditors: amounts falling due after more than one year	9,216.0	8,050.2	7,748.7
Total liabilities	11,409.2	10,682.4	9,913.9
Total shareholder funds	1,233.7	1,400.6	1,505.9

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL GLOBAL TRUST, INC.

Date: July 23, 2013	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors